Exhibit 10.3
Omnicom Group Inc.

Leslie Chiocco
Vice President,
Human Resources
& Retirement Benefits
March 22, 2019

Rochelle Tarlowe
215 West 90th Street, Apt. 7E
New York, New York 10024

Dear Rochelle,

It gives me great pleasure to confirm our offer of employment to you with Omnicom Management Inc. (the "Company" or "OMI"), the corporate office for Omnicom Group Inc., in the Stamford office under the following terms and conditions:

Title and Reporting Relationship
When you join the Company, your initial title will be Senior Vice President and Treasurer. You initially will be reporting to the Chief Financial Officer of Omnicom Group Inc.

Hire Date and Employment Eligibility
As agreed, your hire date will be May 6, 2019. This offer of employment is contingent upon verification of the prior employment and education information, which you have provided, and satisfactory results from a background check, which may include investigation of other pertinent information bearing upon your continued employment with the Company. In addition, your employment is contingent upon you providing the required documentation to verify your employment eligibility in the U.S. as required for the enclosed Form 1-9.

Compensation
Your starting salary will be at the annual rate of $425,000, with a semi-monthly equivalent of $17,708. Your salary will be payable in accordance with the Company's normal payroll practices and subject to standard withholdings. You will be paid semi-monthly on the 15th and last working day of each month. If such date falls on a weekend or company holiday, you will be paid on the preceding work day.

You are eligible to participate in the management bonus pool and your first bonus will be determined after the 2019 calendar year (payable in 2020) and will not be prorated from your date of hire. Your annual bonus target will be $300,000. Bonus payments are based on your performance and on the overall discretionary bonus pool approved for the Company each year. Bonuses are discretionary and are typically paid in April for the prior year and are conditioned upon your continued employment through the payment date of the bonus.

You are eligible to participate in the Omnicom Equity Incentive Plan and you will be considered for your first annual award after the 2019 calendar year. Your annual restricted stock unit award target amount will be $250,000. Awards of restricted stock units shall vest pro-rata over five years and are subject to the terms and conditions of the Omnicom Equity Incentive Plan in effect at the time of the grant and the approval of the Omnicom Group Compensation Committee.

As an executive officer of Omnicom Group Inc. your incentive compensation, including any bonus award and/or restricted stock unit award will be subject to approval by the Omnicom Group Inc. Compensation Committee and the actual amounts awarded can be decreased, or increased at their discretion.

Transition Awards

In connection with your becoming an employee, you will receive a one-time bonus award of $100,000 payable on October 1, 2019 conditioned upon your continued employment through the payment date of the bonus. On, or about, July 1, 2019 you will also be granted an award of $450,000 of restricted stock units that will vest pro-rata over five years, and is subject to the terms and conditions of the Omnicom Equity Incentive Plan in effect at the time of the grant.
Benefits

As part of your compensation package, you are also eligible to participate in the Company's benefit plans and policies, which currently consist of medical, dental, vision, life insurance, long and short-term disability, supplemental life insurance, personal accident insurance, paid vacation and holidays, 401k retirement plan and employee stock purchase plan. Also, you will be entitled to four weeks (20 days) of vacation per year, prorated for your first year, which is more than what the company's normal vacation policy provides. Information about all of these benefits will be provided upon hire. If you have any questions before, please let us know.

Non-Disclosure/ Non-Solicitation/ Work for Hire

In consideration of your employment with the Company and for other good and valuable consideration, receipt of which is hereby acknowledged, you agree as follows:
(a)In the course of your employment with the Company, you will acquire and have access to confidential or proprietary information about the Company and/or its clients and/or customers, including but not limited to, trade secrets, methods, models, passwords, access to computer files, financial information and records, computer software programs, agreements and/or contracts between the Company and its clients and/or customers, the Company's client lists, the Company's client contacts, the Company's editorial, marketing and/or creative policies, practices, concepts, strategies, and methods of operations, internal policies, pricing policies and procedures, cost estimates, engagement planning materials, employee lists, training manuals, financial or business projections, and information about or received from clients and other companies with which the Company does business. The foregoing shall be collectively referred to as "confidential information." You are aware that the confidential information is not readily available to the public. You agree that during your employment or provision of services and thereafter, you will keep confidential and not disclose the confidential information to anyone or use it for your own benefit or for the benefit of others, except in performing your duties as our employee or agent. You agree that this restriction shall apply whether or not any such information is marked "confidential."
(b)All memoranda, disks, files, notes, records or other documents, whether in electronic form or hard copy (collectively, the "material") compiled by you or made available to you during your employment (whether or not the material contains confidential information) are the property of the Company and shall be delivered to the Company on the termination of your employment or at any other time upon request. Except in connection with your employment, you agree that you will not make or retain copies or excerpts of the material.
(c)You agree that your position with the Company requires and will continue to require the performance of services which are special, unique, extraordinary, and of an intellectual character and places you in a position of confidence and trust with the clients and employees of the Company. You further acknowledge that the rendering of services to the Company's clients necessarily requires the disclosure of confidential information and trade secrets of the Company. You agree that in the course of your employment with or rendering of services to the Company, you will develop a personal acquaintanceship and relationship with the clients of the Company and knowledge of those clients' affairs and requirements. Consequently, you agree that it is reasonable and necessary for the protection of the good will and business of the Company that you make the covenants contained herein. Accordingly, you agree that while you are in the Company's employ and for the one year period after the termination of your employment, for any reason whatsoever, you shall not directly or indirectly, except on behalf of the Company:
(i) attempt in any manner to solicit or accept from any Client (as defined below) business of the type performed by the Company or to persuade any Client to cease to do business or to reduce the amount of business which any such Client has customarily done or is reasonably expected to do with the Company, whether or not the relationship between the Company and such Client was originally established in whole or in part through your efforts; or
(ii) employ as an employee or retain as a consultant any person who is then or at any time during the preceding twelve months was an employee of or exclusive consultant to the Company (unless the Company had terminated the employment or engagement of such employee or exclusive consultant prior to the time of the alleged prohibited conduct), or persuade or attempt to persuade any employee of or exclusive consultant to the Company to leave the employ of the Company or to become employed as an employee or retained as a consultant by anyone other than the Company; or
(iii) render to or for any Client any services of the type rendered by the Company. As used in this section only, the term "Company" shall include OMI and all subsidiaries of Omnicom Group Inc.; and the term "Client" shall mean (1) anyone who is a client of any Omnicom Group Inc. company ("OGI Company") at the time your employment is terminated, or, if your employment shall not have terminated, at the time of the alleged prohibited conduct (any such applicable date being called the "Determination Date"), but only if you had a direct relationship with, supervisory responsibility for or otherwise were significantly involved with such client during your employment with the Company; (2) anyone who was a client of any OGI Company at any time during the one year period immediately preceding the Determination Date, but only if you had a direct relationship with, supervisory responsibility for or otherwise were significantly involved with such client during your employment with the Company; (3) any prospective client to whom any OGI Company had made a new business presentation (or similar offering of services) at any time during the one year period immediately preceding the Determination Date, but only if you participated in or supervised such presentation and/or the preparation therefore or the discussions leading up thereto; and (4) any prospective client to whom any OGI Company made a new business presentation (or similar offering of services) at any time within six months after your termination of employment, but only if the initial discussions between such OGI Company and such prospective client relating to the rendering of services occurred prior to your termination of employment, and only if you participated in or supervised such presentation and/or the preparation therefore or the discussions leading up thereto.
For purposes of this clause, it is agreed that a general mailing or an incidental contact shall not be deemed a "new business presentation or similar offering of services" or a "discussion". In addition, if the client is part of a group of companies which conducts business through more than one entity, division or operating unit, whether or not separately incorporated (a "Client Group"), the term "client" as used herein shall also include each entity, division and operating unit of the Client Group for whom the Company also renders services where the same management group of the Client Group has the decision making authority or significant influence with respect to contracting for services of the type rendered by the Company.
(d) You agree that any actual or threatened breach by you of the covenants set forth above would result in irreparable harm to the Company for which monetary damages alone would be an insufficient remedy. Thus, although nothing in this paragraph will prohibit the Company from pursuing any remedies available to it against you under applicable law (which shall be cumulative with those remedies set forth herein), you specifically agree that, in the event of any threatened or actual breach of this agreement by you, the Company shall be entitled to a temporary restraining order and, thereafter, a preliminary and permanent injunction and other equitable relief including, without limitation, an equitable accounting of earnings, profits, and other benefits, from a court of competent jurisdiction, as well as reimbursement from you for any attorneys' fees and other costs incurred by the Company in obtaining such relief. No specification in this agreement of any legal or equitable remedy shall be construed as a waiver or prohibition against pursuing any other legal or equitable remedies in the event of a threatened or actual breach of this agreement by you.
(e) Notwithstanding anything to the contrary, you shall not be held criminally liable under any Federal or State trade secret law for the disclosure of a trade secret that is made in confidence to a Federal, State, or local government official or to an attorney solely for the purpose of reporting or investigating a suspected violation of law. You shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. You who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to your attorney and use the trade secret information in the court proceeding, if you file any document containing the trade secret under seal; and do not disclose the trade secret, except pursuant to court order.
(f)(i) You hereby assign to the Company, or its designee, all your right, title, and interest in and to any and all Works, original works of authorship, developments, concepts, improvements or trade secrets, which you may solely or jointly conceive or develop or reduce to practice, or cause to be conceived or developed, during your employment and which (x) relate to the Company's business, (y) result from any work performed for the Company, or (z) result from any use of the Company's equipment, supplies, facilities or Confidential Information (collectively referred to as "Works"). You further acknowledge that all original works of authorship which are made by you (solely or jointly with others) within the scope of this Agreement and during your employment and which are protectible by copyright are "works made for hire," as that term is defined in the United States Copyright Act. If for any reason any portion of the Works do not qualify as works made for hire, that you hereby transfer and assign to the Company all right, title and interest in and to the Works, including the Copyright therein.
(ii) You agree to assist the Company, or its designee, at the Company's expense, in every proper way to secure the Company's rights in the Works and any copyrights, or other intellectual property rights relating thereto, including the disclosure to the Company of all pertinent information and data with respect thereto, the execution of all applications, assignments and all other instruments which the Company shall deem necessary in order to apply for and obtain such rights.
(g)If any provision of this section, or any part thereof, is found to be invalid or unenforceable, the same shall not affect the remaining provisions, which shall be given full effect, without regard to the invalid portions. Moreover, if any one or more of the provisions contained in this agreement shall be held to be excessively broad as to duration, scope, activity or subject, such provisions shall be construed by limiting and reducing them so as to be enforceable to the maximum extent with applicable law.
(h)You agree that the terms set forth in this section shall survive the termination of your employment with or provision of services to the Company.

Employment At Will

This offer is not a contract for a definite period of time. Although we look forward to a mutually rewarding relationship, your employment is at will and accordingly, is subject to termination by either you or the Company at any time, for any reason or for no reason.

Miscellaneous
(a)This letter contains the entire agreement between us. You acknowledge that you have not relied upon any representations (oral or otherwise) other than those explicitly stated in this offer letter.
(b)The terms of this agreement and all rights and obligations of the parties thereto including its enforcement shall be interpreted and governed by the laws of the state of New York.

To confirm your acceptance of this offer, kindly sign below and initial where indicated and return one copy of this agreement to Portia Torres, HR Manager for Omnicom at portia.torres@omnicomgroup.com.

Should you have any questions, my direct number is 212-415-3605, and Portia's number is 212-415-3641. We look forward to you joining the Omnicom corporate team!
Sincerely,

Leslie Chiocco

I confirm my acceptance of employment with Omnicom Management Inc., subject to the terms and conditions set forth above. By signing below, I also acknowledge that I agree to abide by the provisions of the Confidentiality Agreement (contained herein).

Accepted: /s/ Rochelle M. Tarlowe Date: March 26, 2019
Cc: Philip J. Angelastro